Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-180300-03

April 24, 2015

$2,750,000,000

1.700% FIXED RATE SENIOR NOTES DUE 2018

FINAL PRICING TERM SHEET

Issuer:	Credit Suisse AG, acting through its New York Branch
Note type:	Fixed Rate Senior Notes
Format:	SEC Registered
Minimum denomination:	$250,000 x $1,000
Trade date:	April 24, 2015
Settlement date:	April 29, 2015
Maturity date:	April 27, 2018
Principal amount:	$2,750,000,000
Coupon:	1.700%
Public offering price:	99.890%
Interest payment dates:	April 27 and October 27. First payment on October 27, 2015.
Day count:	30/360
CUSIP:	22546QAV9
ISIN:	US22546QAV95
Sole bookrunner:	Credit Suisse Securities (USA) LLC
Co-managers:

Barclays Capital Inc.

BMO Capital Markets

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Commerz Markets LLC

Fifth Third Securities, Inc.

ING Financial Markets LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

RBS Securities Inc.

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Junior Co-managers	MFR Securities, Inc. Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc.

The issuer has filed a registration statement, including a prospectus and a prospectus supplement with the SEC, for the offering to which this communication relates (File No. 333-180300-03). Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.

$250,000,000

FLOATING RATE SENIOR NOTES DUE 2018

FINAL PRICING TERM SHEET

Issuer:	Credit Suisse AG, acting through its New York Branch
Note type:	Floating Rate Senior Notes
Format:	SEC Registered
Minimum denomination:	$250,000 x $1,000
Trade date:	April 24, 2015
Settlement date:	April 29, 2015
Maturity date:	April 27, 2018
Principal amount:	$250,000,000
Coupon:	3mL + 68bps
Public offering price:	100.000%
Interest payment dates:	January 27, April 27, July 27, and October 27. First payment on July 27, 2015. Subject to modified following business day convention.
Interest reset dates:	Each interest payment date
Interest determination dates:	Two London Business Days prior to each Interest Reset Date
Day count:	Actual/360
CUSIP:	22546QAW7
ISIN:	US22546QAW78
Sole bookrunner:	Credit Suisse Securities (USA) LLC
Co-managers:

Barclays Capital Inc.

BMO Capital Markets

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Commerz Markets LLC

Fifth Third Securities, Inc.

ING Financial Markets LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

RBS Securities Inc.

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Junior Co-managers	MFR Securities, Inc. Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc.

The issuer has filed a registration statement, including a prospectus and a prospectus supplement with the SEC, for the offering to which this communication relates (File No. 333-180300-03). Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.